Exhibit 4.3

SUPPLEMENTAL AND NOVATION AGREEMENT

TO

PLEDGE AGREEMENT

This SUPPLEMENTAL AND NOVATION AGREEMENT, dated as of February 10, 2021 (as amended, restated or otherwise modified from time to time, this “Supplemental Agreement”), by and among Digital Grid (Hong Kong) Technology Co., Limited a Hong Kong company (“Pledgor”), and Bank of China Limited Zhejiang Branch, as Holder (“Holder”), and Hangzhou Lianluo Interactive Information Technology Co., Ltd. (“Pledgor Parent”).

W I T N E S S E T H:

WHEREAS, Pledgor and Pledgor Parent and their affiliates on the one hand, and Holder and its affiliates on the other hand, have entered into and may from time to time enter into the Credit Agreements;

WHEREAS, Pledgor is the record and beneficial owner of a total of 38,143,279 shares of capital stock (the “Pledged Shares”) of Newegg Inc. (“Newegg”);

WHEREAS, in order to induce Holder to enter into the Credit Agreements and make advances and extensions of credit thereunder as set forth therein and in the other Loan Documents, Pledgor has entered into a Pledge Agreement dated April 26, 2019, as amended and restated from time to time (the “Pledge Agreement” and capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement”) and in connection therewith, pledged the Pledged Shares to Holder;

WHEREAS, Newegg and Lianluo Smart Ltd. (“LLIT”) are contemplating a merger transaction, upon the consummation of which each share of the capital stock of Newegg that was issued and outstanding immediately prior to the effective time of the proposed merger will be converted into the right to receive 5.8417 common shares of LLIT, plus the right, if any, to receive cash in lieu of fractional shares (the “Merger”); and

WHEREAS, subject to Holder’s consent and approval pursuant to the Pledge Agreement, Pledgor intends to vote for and in favor of the Merger and in connection therewith, surrender the Pledge Shares to exchange for, and convert to, 222,821,593 duly authorized, validly issued, fully-paid and non-assessable common shares of LLIT (the “Exchange Shares”).

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and to induce the Holder to consent and approve the proposed Merger, it is agreed as follows:

1. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Pledge Agreement.

2. Reaffirmation and clarification. Pledgor, Pledgor Parent and Holder hereby irrevocably reaffirm, and Newegg and LLIT hereby take notice and acknowledge, that “Credit Agreements” under the Pledge Agreement and this Agreement shall mean, collectively, any facility agreement, any letter of guarantee and any trade finance credit agreement, whether in US dollar or RMB yuan or any other currency, entered into by and between any and/or all of Pledgor, Pledgor Parent and their affiliates on the one hand, and Holder and its affiliates (as amended, restated or otherwise modified from time to time), including without limitation the loan agreements listed on Exhibit A hereto; and the Pledged Shares are pledged as collateral to secure, among other Secured Obligations, the obligations of the Pledgor and Pledgor Parent under such Credit Agreements.

3. Pledge of the Exchange Shares. Without limiting the generality of the related terms of the Pledge Agreement, upon their issuance, for any and all purposes, the Exchange Shares shall immediately and automatically be deemed to be and do constitute Pledged Shares and Pledged Collateral, and be subject to the Pledge Agreement as such, in replacement of the 38,143,279 shares of Newegg previously pledged without any action on the part of Holder, the Pledge Agreement shall be deemed to have been amended and novated accordingly for such purposes (including, without limitation, all reference to Pledged Shares therein shall from then on be deemed to refer to the Exchange Shares). As soon as possible thereafter, Pledgor shall cause certificates evidencing the Exchange Shares to be delivered to Holder, accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Holder. Pledgor shall also, at its expense, promptly execute, acknowledge and deliver all such instruments and take all such actions as Holder from time to time may reasonably request in order to ensure to Holder the benefits of the liens in and to the Pledged Collateral, including the Exchange Shares, intended to be created by Pledge Agreement and this Supplemental Agreement, including the filing of or the authorization to file of any necessary Uniform Commercial Code financing statements, which may be filed by Holder with or (to the extent permitted by law) without the signature of Pledgor, and will use commercially reasonable efforts to cooperate with Holder, at Holder’s expense, in obtaining all necessary approvals and making all necessary filings under federal, state, local or foreign law in connection with such liens or any sale or transfer of the Pledged Collateral.

4. LLIT Registry Notations; Further Assurances. All necessary and appropriate entries, notations and written descriptions in the books or share registry of LLIT evidencing and necessary or desirable to reflect the pledge of the Pledged Collateral pursuant hereto, shall be made concurrently with the consummation of the Merger. The Pledgor shall forthwith take all other actions necessary, appropriate or desirable pursuant to applicable law to perfect Pledgee’s security interest in the Pledged Collateral.

The Pledgor agrees that at any time, and from time to time, after the execution and delivery of this Agreement, the Pledgor, upon the request of Holder, promptly will execute and deliver such further documents and do such further acts and things as Holder reasonably may request in order to effect fully the purposes of this Agreement and to subject to the security interest created hereby any Pledged Collateral intended by the provisions hereof to be covered hereby and irrevocably authorizes the Holder, as Pledgor’s agent and attorney-in-fact, to assist the Holder’s realization thereon upon the occurrence of an Event of Default including, without limitation, the right to receive, indorse, and collect all instruments made payable to the Pledgor representing any dividend, interest payment or other distribution in respect of the Pledged Shares or any part thereof. The Pledgor and Holder acknowledge their intent that, upon the occurrence of an Event of Default, Holder shall receive, to the fullest extent permitted by law, all rights necessary or desirable to obtain, use or sell the Pledged Collateral, and to exercise all remedies available to Holder under the Uniform Commercial Code or other applicable law, subject to the limitations in Section 8.

5. Costs and Attorneys’ Fees. All reasonable costs and expenses incurred by the Holder, including reasonable attorneys’ fees, incurred in exercising any right, power or remedy conferred on the Holder by this Agreement or in the enforcement thereof shall be borne by the Pledgor. Without limiting the generality of the immediately preceding sentence, Pledgor agrees to promptly reimburse Holder for its reasonable out of pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Holder in connection with the preparation and negotiation of this Supplemental Agreement.

6. Governing Law; Binding Agreement. The provisions of this Supplemental Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of New York without regard to conflict of laws principles. This Supplemental Agreement may not be modified except by a writing executed by the Holder and the Pledgor, and no waiver of any provision of this Supplemental Agreement, and no consent to any departure by the Pledgor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Supplemental Agreement shall be binding upon the Pledgor and its successors and permitted assigns, and shall inure to the benefit of the Holder and its successors and assigns.

7. Entire Agreement; Amendment and Restatement. This Supplemental Agreement, together with the Pledge Agreement, the Credit Agreements and the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof.

8. Limits on Default Remedies. Upon the occurrence of an “event of default” under any Credit Agreement, Holder shall have all the rights, authorities and powers to dispose of the Exchange Shares as set forth in the Pledge Agreement, including without limitation under Section 8 thereof, except that: (i) Holder may only acquire official title ownership of, or voting power with respect to, the Exchanged Shares in accordance with US laws and regulations governing foreign investment in the US, including without limitation CFIUS rules; and (ii) for a period of two years from the date of this Agreement, Holder may not transfer such Exchange Shares unless an effective registration statement under the Securities Act or a valid exemption from registration for the resale is available.

9. Consent with Respect to the Proposed Merger. Conditional on and subject to the faithful compliance with, and fulfillment of, other provisions of this Supplemental Agreement, Holder hereby grants its consent pursuant to Section 7 (a) of the Pledge Agreement with respect to Pledgor’s intent and plan to vote in favor of the proposed Merger.

10. Effect on the Pledge Agreement. Unless explicitly and specifically amended, supplemented and novated by this Supplement Agreement, the Pledge Agreement shall remain in full force and effect.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be duly executed as of the date first written above.

PLEDGOR:

Digital Grid (Hong Kong) Technology Co., Limited
数字天域（香港）科技有限公司
By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Director

PLEDGOR PARENT:

Hangzhou Lianluo Interactive Information Technology Co., Ltd.
杭州联络互动信息科技股份有限公司
By:	/s/ Zhitao He
Name:	Zhitao He
Title:	Chairman & CEO

HOLDER:

Bank of China Limited Zhejiang Branch
中国银行股份有限公司浙江省分行

By:	/s/
Name:
Title:

EXHIBIT A

LOAN AGREEMENTS

中国银行浙江省分行贷款合同编号：19ARJ016，19ARJ059，19ARJ060，19ARJ061，

中国银行浙江省分行保函17001467